As filed with the Securities and Exchange Commission on August 5, 2016	File No. 333-121716

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TIDELANDS BANCSHARES, INC.

(Exact Name of Registrant as Specified in Its Charter)

South Carolina	02-0570232
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

875 Lowcountry Blvd. Mount Pleasant, South Carolina 29464 (843) 388-8433 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	Jimmy C. Tallent 125 Highway 515 East Blairsville, Georgia 30512 (706) 781-2265 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Tidelands Bancshares, Inc. 2004 Stock Incentive Plan

(Full title of the Plan)

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ __________________

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

This Post-Effective Amendment to the Registration Statement on Form S-8 shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933, as amended.

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-121716) (the “Registration Statement”) of Tidelands Bancshares, Inc., formerly a South Carolina corporation (the “Company”), which was filed with the Securities and Exchange Commission on December 29, 2004 to register 206,680 shares of the Company’s common stock under the Tidelands Bancshares, Inc. 2004 Stock Incentive Plan.

On July 1, 2016, pursuant to an Agreement and Plan of Merger, dated April 4, 2016 and amended on April 27, 2016, by and between the Company and United Community Banks, Inc., a Georgia corporation (“United”), the Company was merged with and into United, with United being the surviving entity (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of the Company’s common stock pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of the Company’s common stock which remain unsold at the termination of the offerings, the Company hereby removes and withdraws from registration all of such shares of the Company’s common stock registered but unsold under the Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blairsville, State of Georgia, on this August 5, 2016.

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

UNITED COMMUNITY BANKS, INC.
(as successor to Tidelands Bancshares, Inc.)

By:	/s/ Rex S. Schuette
Rex S. Schuette
Executive Vice President & Chief Financial Officer